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                                                                     EXHIBIT 5.1

                       [VINSON & ELKINS L.L.P. LETTERHEAD]


(713) 758-2128                                                   (713) 615-5282

                                January 12, 1999

Southwest Bancorporation of Texas, Inc.
4400 Post Oak Parkway
Houston, Texas 77027

Gentlemen:

         We have acted as counsel for Southwest Bancorporation of Texas, Inc. (the "Company") and have participated in all proceedings in connection with the registration by the Company with the Securities and Exchange Commission ("Commission") on a Form S-4 Registration Statement under the Securities Act of 1933, as amended, of an aggregate of 4,671,386 shares of Company Common Stock, par value $1.00 ("Common Stock"), which may be issued to the shareholders of Fort Bend Holding Corp. ("Fort Bend") in exchange for their shares of Common Stock of Fort Bend, $.01 par value ("Bank Common Stock"), at an exchange ratio of 1.45 shares of Company Common Stock for each share of Bank Common Stock, in connection with the proposed merger of Fort Bend with and into Southwest Bank of Texas National Association, a wholly-owned subsidiary bank of the Company ("SW Bank").

         Before rendering the opinion set forth below, we have examined, among other things, the Articles of Incorporation, as amended, and bylaws of the Company, the corporate proceedings of the Company with respect to the proposed merger with Fort Bend, the Agreement and Plan of Merger ("Agreement") entered into between the Company and Fort Bend, and the Registration Statement on Form S-4 ("Registration Statement") filed by the Company with the Commission in connection with the above described proposed merger. In addition, we have relied as to factual matters on certificates of certain public officials and officers of the Company. We are rendering this opinion as of the date on which the Registration Statement becomes effective.

         Based on the foregoing, we are of the opinion that the 4,671,386 shares of Company Common Stock, which are proposed to be exchanged by the Company for shares of capital stock of Fort Bend pursuant to the Agreement at the exchange ratio of 1.45 shares of Company Common Stock for each share of Fort Bend Common Stock have been validly authorized for issuance, and, subject to compliance with any applicable Blue Sky laws, upon the issuance and delivery of such 4,671,386 shares in accordance with the provisions of the Agreement, as set forth in the Registration Statement, such shares of Company Common Stock will be validly issued, fully paid and nonassessable.

         We hereby consent to the use of our name in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, however, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 and the rules and regulations of the Commission thereunder.

                                Very truly yours,



                                VINSON & ELKINS L.L.P.